Exhibit 99.4

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma consolidated condensed financial statements are based upon the historical consolidated condensed financial statements and notes thereto (as applicable) of The Cooper Companies, Inc. (Cooper) and Ocular Sciences, Inc. (Ocular). The unaudited pro forma consolidated condensed balance sheet gives pro forma effect to the merger as if the merger had been completed on October 31, 2004 and combines Cooper’s October 31, 2004 audited consolidated condensed balance sheet with Ocular’s September 30, 2004 unaudited consolidated condensed balance sheet. The unaudited pro forma consolidated condensed statements of income give pro forma effect to the merger as if it had been completed on November 1, 2003 and combines Cooper’s audited consolidated condensed statements of income for the fiscal year ended October 31, 2004 with Ocular’s unaudited consolidated condensed statements of income for the twelve-month period ended September 30, 2004. The Ocular unaudited consolidated condensed statements of income for the twelve-month period ended September 30, 2004 were derived by adding the nine-month period ended September 30, 2004 to the fiscal year ended December 31, 2003 then subtracting the nine-month period ended September 30, 2003. Net income is adjusted by $2,095,000 of interest expense, net of tax, related to Cooper’s convertible debentures to compute historical diluted earnings per share and pro forma diluted earnings per share. The pro forma adjustments are subject to change pending a final analysis of fair values of the assets acquired, liabilities assumed and equity instruments issued. The effect of these changes could be material.

The unaudited pro forma consolidated condensed financial statements are based upon the estimates and assumptions set forth below. The pro forma adjustments (including estimates and assumptions) made in connection with the preparation of the pro forma information are preliminary and have been made solely for purposes of preparing the pro forma information for illustrative purposes necessary to comply with the disclosure requirements of the SEC. The unaudited pro forma consolidated condensed financial statements do not purport to be indicative of the results of operations of the combined company for future periods or the consolidated financial position or results that actually would have been realized for the periods presented had Cooper and Ocular been a single entity during these periods. The unaudited pro forma consolidated condensed financial statements do not give effect to any synergies or cost savings that may result from the integration of Cooper’s and Ocular’s businesses. Acquisition costs are estimated at $50 million. These costs are only preliminary estimates, as the actual costs will depend on future decisions. Depending on the timing and nature of these decisions, the actual costs of redundancies and integration will either be recorded as part of the purchase price or charged to expense in the combined company’s statement of operations in the period in which they are incurred.

These unaudited pro forma consolidated condensed financial statements should be read in conjunction with the historical consolidated condensed financial statements and related notes contained in the annual, quarterly and other reports filed by Cooper and Ocular with the SEC and with the financial statements of Ocular filed with this Form 8-K.

The acquisition is accounted for as a purchase under accounting principles generally accepted in the United States of America (GAAP). These unaudited pro forma consolidated condensed financial statements reflect a preliminary allocation of the purchase price. The preliminary allocations are subject to change based on finalization of the fair values of the tangible and intangible assets acquired and liabilities assumed. The excess of the purchase price over the fair value of net assets acquired has been classified as goodwill. The purchase price, in thousands, is computed as follows:

Cash	$605,209
Fair value of shares issued	605,208
Less Ocular cash acquired	(60,509)

Total purchase price	$1,149,908

The pro forma fair value of the Cooper common stock issued was based on the terms of the acquisition where each share of Ocular common stock is converted into the right to receive 0.3879 of a share of Cooper common stock and $22.00 in cash without interest, plus cash for fractional shares. Outstanding Ocular in-the-money stock options are considered redeemed in exchange for a combination of cash and Cooper stock for the spread between their exercise prices and the value of the merger consideration immediately prior to closing.

The preliminary allocation of the purchase price to the fair value of assets acquired and liabilities assumed, net of deferred taxes, was estimated as follows, in thousands, for the purpose of preparing the pro forma financial statements as if the merger had been completed on October 31, 2004:

Tangible assets at fair value	$315,796
Identifiable intangible assets	30,000
Goodwill	913,839
Other assets	12,930
Liabilities assumed	(122,657)

Total purchase price	$1,149,908

The following is a summary of the pro forma adjustments reflected in the unaudited pro forma consolidated condensed balance sheet:

A.	Adjustment to record the elimination of Ocular’s equity.

B.	Adjustment to record the purchase of Ocular including $574 million in additional long-term debt, $574 million in Cooper common shares, $50 million in accrued acquisition costs and $30 million in purchased identifiable intangible assets with related deferred tax liability of $2.7 million, and goodwill of $804 million representing the excess of purchase price over net assets acquired, subject to allocation. The fair value of in-process research and development, if any, will be expensed during the first half of fiscal 2005 when determinable.

C.	Adjustment to record the exchange of Ocular in-the-money options for cash of $31 million and Cooper common stock with a fair value of $31 million using a formula which compensates holders of such stock options in the same cash and stock ratio as the merger consideration received by Ocular stockholders.

D.	Adjustment to record debt acquisition costs.

E.	Adjustment to eliminate Ocular’s identifiable intangible assets.

F.	Adjustment to record purchased property, plant and equipment at fair value, and related deferred tax asset.

G.	Adjustment to record purchased inventory at fair value.

The following is a summary of adjustments reflected in the unaudited pro forma consolidated condensed statements of income:

H.	Adjustment to record the reduction of royalty payments on specific patents under the terms of an existing royalty agreement, due to the acquisition of Ocular.

I.	Adjustment to record the sell through of purchased inventory recorded at fair value.

J.	Adjustment to eliminate Ocular’s amortization of intangible assets acquired.

K.	Adjustment to record the amortization expense related to the amortizable intangible assets acquired, over useful lives of 15 years.

L.	Adjustment to record the increase in interest expense at the LIBOR rate plus 150 to 175 basis points, with $238 million fixed at LIBOR plus 375 basis points at the beginning of the term. Total acquisition related debt of $661 million consists of $605 million for the purchase price, approximately $48 million for acquisition costs in the periods presented, and $8 million for debt acquisition costs. A change of 1/8 percent in the interest rate would result in a change in interest expense and net income of $866,393 and $738,166, before and after tax, respectively, on an annual basis.

Interest expense is calculated on the pro forma outstanding variable and fixed rate debt, using historical rates over the period, including amortization of debt acquisition costs and unused credit facility fees. Actual interest rates will differ, the effect of which could be material.

M.	Adjustment to record an income tax benefit from the individual pro forma adjustments based on the tax effects of statutory rates relative to the jurisdictions in which the income and deductions would be realized.

N.	Adjustment to the number of shares used to compute earnings per share for the issuance of 10.7 million shares to purchase Ocular, based on the terms of the acquisition.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Unaudited Pro Forma Consolidated Condensed Balance Sheets

(In thousands)

October 31, 2004

	Historical									Pro Forma Combined
	October 31, 2004 Cooper	Sept. 30, 2004 Ocular	Pro Forma Adjustments
			A	B	C	D	E	F	G
ASSETS
Current assets:
Cash and cash equivalents	$39,368	$60,509								$99,877
Trade receivable, net	99,269	61,392								160,661
Marketable securities	1,829	—								1,829
Inventories	107,607	66,978							$15,653	190,238
Deferred tax assets	20,296	—								20,296
Other current assets	36,129	24,069							—	60,198

Total current assets	304,498	212,948							15,653	533,099
Property, plant and equipment, net	151,065	155,704						$(8,000)		298,769
Goodwill, net	310,600	45,161		$804,071	$62,721		$12,339	5,200	(15,653)	1,224,439
Other intangible assets, net	31,768	12,339		30,000			(12,339)			61,768
Deferred tax asset	10,315	—		(2,677)				2,800		10,438
Other assets	3,315	4,407	$(366,302)	366,302	—	$8,400	—	—	—	16,122

	$811,561	$430,559	$(366,302)	$1,197,696	$62,721	$8,400	$—	$—	$—	$2,144,635

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$20,871	$342								$21,213
Accounts payable	21,684	10,898								32,582
Accrued acquisition costs	11,843	—		$50,000						61,843
Accrued income taxes	15,171	243								15,414
Other current liabilities	46,940	49,757		—						96,697

Total current liabilities	116,509	61,240		50,000						227,749
Long-term debt and other noncurrent liabilities	150,891	3,017		573,848	$31,360	$8,400				767,516

Total liabilities	267,400	64,257		623,848	31,360	8,400				995,265

Stockholders’ equity:
Common stock, $.10 par value	3,334	26	$(26)	1,067	55					4,456
Additional paid-in capital	327,811	140,823	(140,823)	572,781	31,305					931,897
Accumulated other comprehensive income and other	26,971	17,883	(17,883)							26,971
Retained earnings	195,021	207,570	(207,570)							195,021
Treasury stock at cost	(8,976)	—	—	—	—					(8,976)

Total stockholders’ equity	544,161	366,302	(366,302)	573,848	31,360	—				1,149,369

	$811,561	$430,559	$(366,302)	$1,197,696	$62,721	$8,400				$2,144,635

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Unaudited Pro Forma Consolidated Condensed Statements of Income

(In thousands, except per share amounts)

Twelve Months Ended October 31, 2004

	Historical
	12 Months Ended October 31, 2004 Cooper	12 Months Ended Sept. 30, 2004 Ocular
			Pro Forma Adjustments							Pro Forma Combined
			H	I	J	K	L	M	N
Net sales	$490,176	$332,790								$822,966
Cost of sales	174,346	139,443	$(1,142)	$15,653						328,300

Gross profit	315,830	193,347	1,142	(15,653)						494,666
Selling, general and administrative expense	190,534	124,606								315,140
Research and development expense	6,493	7,776								14,269
Amortization of intangibles	2,052	3,333			$(3,333)	$2,000				4,052
Restructuring and related expense	—	14,066	—		—	—				14,066

Operating income	116,751	43,566	1,142	(15,653)	3,333	(2,000)				147,139
Interest expense	6,004	432					$26,201			32,637
Other income, net	1,742	262	—	—	—	—	—			2,004

Income before income taxes	112,489	43,396	1,142	(15,653)	3,333	(2,000)	(26,201)			116,506
Provision for income taxes	19,664	11,046	—	—	—	—	—	$(9,692)		21,018

Net income	$92,825	$32,350	$1,142	$(15,653)	$3,333	$(2,000)	$(26,201)	$9,692		$95,488

Earnings per share:
Basic	$2.85									$2.21

Diluted	$2.59									$2.06

Number of shares used to compute earnings per share:
Basic	32,534								10,671	43,205
Diluted	36,613								10,671	47,284